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                                                                  EXHIBIT 23.4





                        CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
Davidson & Associates, Inc.

We consent to the use of our report incorporated herein by reference with respect to the consolidated balance sheet of Davidson & Associates, Inc. and subsidiaries as of December 31, 1995 and the related consolidated statements of earnings, shareholders' equity, and cash flows and related schedule for each of the years in the two-year period ended December 31, 1995, and to the reference to our firm under the heading "Experts" in the prospectus.



                                          /s/KPMG Peat Marwick LLP

Long Beach, California
August 27, 1997